                                                        Exhibit 12
                                                        ----------

                     CONSOLIDATED RAIL CORPORATION
                     -----------------------------
        COMPUTATIONS OF THE RATIO OF EARNINGS TO FIXED CHARGES
        ------------------------------------------------------
                            ($ In Millions)

                                           Quarters Ended  Six Months Ended
                                              June 30,         June 30,
                                           --------------  ----------------
                                            1994    1993     1994    1993
                                            ----    ----     ----    ----
Earnings
- --------
 Pre-tax income                             $166    $137     $115    $210
  Add:
   Interest expense                           44      46       88      90
   Rental expense interest factor              9       5       18      12
  Less equity in undistributed (earnings)
   loss of 20-50% owned companies             (5)      2       (9)     (7)
                                            ----    ----     ----    ----
Earnings available for fixed charges        $214    $190     $212    $305
                                            ====    ====     ====    ====

Fixed charges
- -------------
 Interest expense                             44      46       88      90
 Rental expense interest factor                9       5       18      12
 Capitalized interest                                  1                1
                                            ----    ----     ----    ----
Fixed charges                               $ 53    $ 52     $106    $103
                                            ====    ====     ====    ====


Ratio of earnings to fixed charges          4.04x   3.65x    2.00x   2.96x


For purposes of computing the ratio of earnings to fixed charges, earnings represent income before income taxes plus fixed charges, less equity in undistributed (earnings) loss of 20% to 50% owned companies. Fixed charges represent interest expense together with any interest capitalized and a portion of rent under long-term operating leases representative of an interest factor.